Seligman New Technologies Fund II
                                                                 Symbol: XSNTX

                                            Fund Fact Sheet as of June 30, 2001
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Fund Objective

The Fund seeks long-term capital appreciation by investing in companies considered by Seligman to rely significantly on technological events or advances in their product development, production, or operations. The Fund seeks to identify and invest in companies that will bring us tomorrow's technologies, including private companies typically not available to the general public.


Inception Date: June 22, 2000

Per-Share Net Asset Value as of 6/30/01: $14.25

Fund Performance*
Total Return as of 6/30/01              Without                     With
                                     Sales Charges              Sales Charges
1 Year                                 (40.35)%                    (43.45)%
Since Inception                        (39.87)                     (43.00)


Market Overview

The general tone of the technology sector has changed very little from what we observed at the end of the first quarter; difficulties in the public markets continue to impact the private sector. We believe, however, that the current overcompression of valuations in the public technology markets has created significant buying opportunities, especially among the higher-quality names. The funding environment on the private side continues to be challenging, and liquidity opportunities are largely on hold, with the IPO market remain-ing virtually closed. The power in the private markets has shifted from the entrepreneurs (who had been able to pit buyer against buyer) to the venture capitalists (the buyers). Pricing pressure has lowered valuations across the board, and, as a consequence, deal terms have become extremely favorable to buyers within the private markets. In particular, we are able to invest in late-stage venture capital companies that, in a more normal IPO underwrit-ing environment, might have already gone public. Though we expect to see continued volatility in the tech markets near-term, we believe the sector is on the road to fundamental recovery. As committed investors, our long-term outlook for the technology sector remains optimistic, and we will continue to manage the Fund for the long term through this difficult period.

* Past performance is no guarantee of future results. Total return assumes the reinvestment of all dividends and distributions. Returns are calculated without and with the effect of the initial 5.2% maximum sales charge. The return figure above is not annualized. The rate of return will vary and the principal value of an investment will fluctuate. Shares, if redeemed, may be worth more or less than their original cost. In addition, an investment in the Fund involves investment risks, including the possible loss of principal.


Seligman New Technologies Fund II is closed to new investment. This material is not an offer, or a solicitation of an offer, to purchase any securities or other financial instruments, and may not be so construed. The views and opinions expressed are those of J. & W. Seligman & Co. Incorporated, are provided for general information only, and do not constitute specific tax, legal, or investment advice to, or recommendations for, any person. There can be no guarantee as to the accuracy of market forecasts. Opinions, estimates, and forecasts may be changed without notice.

Fund Holdings                              Venture Capital Top Sectors
as a percentage of net assets                                       Percent of
[GRAPHIC OF PIE CHART OMITTED]                                      Net Assets
                                           Digital Platform              13.8%
Cash/Short-Term Securities    15.9%        Internet and New Media         9.4
Public Companies              51.6%%       Broadband and Fiber Optics     6.5
Venture Capital               32.5%        Biometric Software             1.2
                                           Wireless Communications        0.4

                                           Public Top Sectors
                                                                   Percent of
                                                                   Net Assets
                                           Communications Infrastructure 11.1%
                                           Semiconductors                 9.6
                                           Media                          6.0
                                           Computer Software              5.5
                                           Electronics Capital Equipment  4.4
Top Public Holdings

Nasdaq 100 Trust, Series 1
Technology Index
AOL Time Warner
Internet/Media
Crown Castle International
Communications Infrastructure
American Tower
Communications Infrastructure
SeaChange International
Media
CNET Networks
Internet/Online
Rational Software
Computer Software
American Power Conversion
Computer Hardware and Peripherals
Lattice Semiconductor
Semiconductors
Sanmina
Semiconductors

Top Venture Capital Holdings

FusionOne
Digital Platform
MarketSoft
Digital Platform
Epicentric
Digital Platform
Pure Markets
Digital Platform
Vividence
Internet/New Media
Calient Networks
Broadband/Fiber Optics
TruSecure
Internet/New Media
Telenisus
Internet/New Media
PrintCafe Systems
Digital Platform
Kintana
Digital Platform


      The Fund is actively managed and its holdings are subject to change.

The Fund invests primarily in the stock of technology companies, including private companies typically not available to the general public. This venture capital investing is highly speculative. Additionally, technology stocks may be subject to increased government regulation and offer limited liquidity. Investments concentrated in one economic sector, such as technology, may be subject to greater price fluctuations than a portfolio of diversified investments. The stocks of smaller companies may be subject to above-average market price fluctuations. Please consult the Fund's prospectus for more information about risk.




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EQNTF II 6/01                            Distributed by Seligman Advisors, Inc.